For Immediate Release: November 8, 2007

IsoRay, Inc. First Quarter Fiscal Year 2008 Results

RICHLAND, Washington - IsoRay Inc. (AMEX: ISR) a medical isotope company focusing on the treatment of prostate and other malignant disease through use of its proprietary radioisotope technology, announced its financial results for the quarter ended September 30, 2007.

Sales revenue in Q1-FY2008 increased by 81% to $1,855,719 over Q1-FY2007. Medical centers ordering in Q1-FY2008 increased to 49, or a 113% increase from the 23 centers that ordered in Q1-FY2007. The increase in Proxcelan sales during the quarter can be attributed to several factors, including an increase in the Company’s direct sales team (from three to eleven sales associates from Q1-FY2007 to Q1-FY2008), and the increased number of medical centers ordering Proxcelan seeds.

All of the Company’s revenues were generated through sales of Proxcelan™ Cesium-131 seeds for the treatment of prostate cancer. Since the first patient implant in October 2004 through October 2007, approximately 1900 prostate cancer patients had been treated with Cesium-131 (123 patients having been treated in October 2007.)

The Company’s net loss decreased from $2,927,435 in Q1-FY2007 to $2,159,401 in Q1-FY2008, an improvement of 26% quarter over quarter.

The Company had cash of $6,448,058 and short-term investments of $8,972,430 as of September 30, 2007.

“We now have in place a robust production platform--which was developed well ahead of schedule,” said IsoRay Chairman and CEO Roger Girard. “Our ongoing goal is to drive sales growth by continuing to expand our sales pipeline and supporting physician customers through the licensing process.”

The sales pipeline during Q1-FY2008 included 10 new sites or customers that collectively placed 35 orders for Proxcelan Cesium-131 brachytherapy seeds during the quarter. Thirteen sites received amended Radioactive Material (RAM) licenses; 21 sites have submitted RAM licenses for amendment and 18 potential new sites have begun the process for amending their license. Currently, the sales team is made up of 11 sales personnel covering most of the United States.

The Centers for Medicare and Medicaid Services (CMS) on November 1, 2007 released its final payment rates for brachytherapy seeds. The final non-stranded rate per seed for Cesium ($64.08) was an improvement of $12.73 over the proposed rate ($51.35). The final rate per seed for stranded was unchanged ($97.72) from the proposed rate. The increase for non-stranded Cesium-131 seeds marked the largest increase in any low dose rate (LDR) seed pricing category, including Iodine-125 and Palladium-103 radioisotope seeds. The CMS non-stranded and stranded seed payment rates for brachytherapy sources are scheduled to take effect January 1, 2008.

In addition, IsoRay is applying for Canadian and EU certifications to sell the Proxcelan seed in those countries.

As previously announced, a conference call is scheduled for 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to discuss this earnings release. To participate in the call, dial 1-800-944-8766 and provide conference ID # 39141. This call will also be webcast and can be accessed from the Company’s website. Simply log on to www.isoray.com and select Investor Information, then Webcasts, and First Quarter Fiscal 2008 Earnings. The webcast will be available for replay on www.isoray.com through November 23, 2007.

The financial results reported today do not take into account any adjustments that may be required in connection with the completion of the Company’s review process and should be considered preliminary until IsoRay files its Form 10-Q for the fiscal quarter ended September 30, 2007.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects(a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a) Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.

(b) Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, IsoRay's manufacturing needs and capabilities, whether new sites will achieve licensure and result in future sales, whether we will be successful in obtaining licensure and meeting other regulatory requirements to sell our product outside of the United States, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC

IsoRay, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)
	Three months ended September 30,
	2007	2006

Product sales	$1,855,719	$1,025,444
Cost of product sales	2,005,502	1,288,145

Gross loss	(149,783)	(262,701)

Operating expenses:
Research and development	256,370	245,598
Sales and marketing expenses	1,059,816	672,930
General and administrative expenses	902,025	1,733,132

Total operating expenses	2,218,211	2,651,660

Operating loss	(2,367,994)	(2,914,361)

Non-operating income (expense):
Interest income	238,696	40,183
Financing expense	(30,103)	(53,257)

Non-operating income (expense), net	208,593	(13,074)

Net loss	$(2,159,401)	$(2,927,435)

Basic and diluted loss per share	$(0.09)	$(0.19)

Weighted average shares used in computing net loss per share:
Basic and diluted	23,001,041	15,300,747

Media Contacts:

Jonathan Hunt, Chief Financial Officer
IsoRay, Inc. 509.375.1202
jhunt@isoray.com

Ralph Schatzmair, Director--Investor Relations
IsoRay, Inc. 416.322.2225
rschatzmair@isoray.com

Barry Bartlett
The Bartlett Group
206.335.4694 (cell)
barry@bartlettgrouppr.com